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                                                                    EXHIBIT 99.2


NEWS                                               HOLLYWOOD PARK, INC.
BULLETIN                                           1050 South Prairie Avenue
                                                   Inglewood, California  90301
                                                   TRADED:  NYSE:  HPK

From:
FRB

The Financial Productions Board,  Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD:
R.D. Hubbard             Harris Tajyar           Kathy Brunson           Sue Dooley              Michelle Burstin
Chairman and CEO         General Inquiries       Analyst Inquiries       Analyst Inquiries       Media Inquiries
G. Michael Finnigan      (310) 442-0599          (312) 266-7800          (415) 986-1591          (310) 442-0599
President, Sports and
Entertainment, CFO
(310) 419-1539

FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 14, 1999

           HOLLYWOOD PARK ANTICIPATES $275 MILLION OFFERING OF SENIOR
                               SUBORDINATED NOTES

INGLEWOOD, Calif., January 14, 1999--Hollywood Park, Inc. (NYSE: HPK) announced today that it anticipates offering $275,000,000 in aggregate principal amount of Senior Subordinated Notes due 2007 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The net proceeds from the offering, after payment of selling commissions and discounts, and other expenses of the offering, are expected to be used to pay down its Amended Bank Credit Facility and for other permitted corporate purposes.

The Senior Subordinated Notes anticipated to be offered and sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy not shall there be any sale of Senior Subordinated Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption for such registration or qualification requirements.

Hollywood Park Inc., is a leading gaming company headquarted in Inglewood, Calif. It owns and operates Casino Magic Corp. with casinos in Bay Saint Louis and Biloxi, Miss., Bossier City, Louisiana, Neuquen City and San Martin de Los Andes, Argentina; Boomtown, Inc. with casinos in Reno, Nev., Biloxi, Miss., and New Orleans, Louisiana; the Hollywood Park Race Track, one of America's premiere thoroughbred racing facilities and site of the 1997 Breeders Cup(R); Turf Paradise Inc., a premier thoroughbred racing facility in Phoenix, Ariz.; and the Hollywood Park-Casino. The company owns and leases the Radisson Crystal Park Hotel and Casino in Crystal City, Calif.

                                    -more-
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Hollywood Park, Inc.
Add 1

Hollywood Park Race Track and Hollywood Park-Casino are situated on 378 acres near Los Angeles International Airport.

 For more information on Hollywood Park, Inc. via facsimile at no cost, call 1-
                    800-PRO-INFO and dial company code HPK.

(The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.)

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